Exhibit 10.1

Execution Version

TENTH AMENDMENT TO CREDIT AGREEMENT

This TENTH AMENDMENT TO CREDIT AGREEMENT, dated as of December 12, 2023 (this “Amendment”), is by and among Bank of America, N.A., in its capacity as administrative agent and collateral agent for the Lenders, pursuant to the Existing Credit Agreement defined below (in such capacity, the “Administrative Agent”), the Lenders party hereto (which Lenders comprise Super-Majority Required Lenders under the Existing Credit Agreement as of the date hereof), Barnes & Noble Education, Inc., a Delaware corporation (the “Lead Borrower”), the other borrowers party hereto (collectively with the Lead Borrower, the “Borrowers”) and the other parties party hereto as “Guarantors” (collectively with the Borrowers, the “Loan Parties”). References herein to a Lender shall be deemed to include each such Lender in its capacity as an LC Issuer and/or the Swing Line Lender.

W I T N E S E T H :

WHEREAS, the Administrative Agent, certain financial institutions from time to time party thereto as lenders (collectively, the “Lenders”) and/or as agents, the Borrowers and the Guarantors are parties to that certain Credit Agreement, dated August 3, 2015 (as amended by that certain First Amendment to Credit Agreement, dated as of February 27, 2017, that certain Second Amendment, Waiver and Consent to Credit Agreement, dated as of March 1, 2019, that certain Third Amendment and Waiver to Credit Agreement and First Amendment to Security Agreement, dated as of March 31, 2021, that certain Fourth Amendment to Credit Agreement, dated as of March 7, 2022, that certain Fifth Amendment to Credit Agreement, dated as of June 7, 2022, that certain Sixth Amendment to Credit Agreement, dated as of March 8, 2023, that certain Seventh Amendment to Credit Agreement, dated as of May 24, 2023, that certain Eighth Amendment to Credit Agreement, dated as of July 28, 2023, that certain Ninth Amendment to Credit Agreement, dated as of October 10, 2023 and as further amended, restated, amended and restated, supplemented or modified prior to the effectiveness of this Amendment, the “Existing Credit Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Existing Credit Agreement, as modified by this Amendment (the “Amended Credit Agreement”).

WHEREAS, the Borrowers have requested that the Administrative Agent and the Super-Majority Required Lenders agree to make certain amendments to the Existing Credit Agreement, as more specifically set forth herein.

WHEREAS, the Administrative Agent and the Super-Majority Required Lenders are willing to make certain amendments to the Existing Credit Agreement, all subject to the terms and conditions set forth herein, as more specifically set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Approved Budget. On and after the Tenth Amendment Effective Date, each reference in the Amended Credit Agreement to the “Approved Budget” shall initially mean and be a reference to the cash flow forecast attached hereto as Annex I and thereafter shall mean, as of any date of determination, the most recently delivered Approved Budget Update.

2. Appraisal and Field Exam Modifications.

(a) The Administrative Agent received an updated appraisal on November 29, 2023 and updated BNC and MBS field examinations on December 5, 2023, which recommended, among other things, the implementation of certain Availability Reserves and a reduction in the Net Orderly Liquidation Value of the Borrower’s Inventory. Notwithstanding the foregoing, the Administrative Agent and the Super-Majority Required Lenders agree as follows: (i) the implementation of the recommendations specified in both the MBS field examination and the appraisal, in each case in the determination of the Borrowing Base, shall be delayed until the earlier to occur of (x) an Event of Default, (y) an Accommodation Period Termination Event and (z) January 15, 2024 (or such later date agreed to in writing by the Administrative Agent in its sole discretion), and (ii) the implementation of the recommendations specified in the BNC field examination in the determination of the Borrowing Base shall be delayed until the earlier to occur of (x) an Event of Default, (y) an Accommodation Period Termination Event and (z) February 14, 2024 (or such later date agreed to in writing by the Administrative Agent in its sole discretion). The agreement set forth in this Section 2 shall not be deemed a waiver of (i) the Loan Parties’ obligations to comply with the terms of the Amended Credit Agreement and the other Loan Documents or (ii) the Administrative Agent’s or any other Credit Party’s rights, powers, privileges and remedies under the Amended Credit Agreement and the other Loan Documents, all of which are expressly reserved.

(b) To the extent the Administrative Agent shall have not implemented (i) the full amount of the reduction in the Net Orderly Liquidation Value of the Borrower’s Inventory set forth in the updated appraisal and/or (ii) the full amount of the Reserves recommended by the updated BNC and MBS field examinations on account of Borrowing Base reporting deficiencies, in each case at the times specified in clause (a) above (the foregoing clauses (i) and (ii), collectively, the “Specified Recommendations”), the Required Lenders may direct the Administrative Agent to establish the Specified Recommendations in the determination of the Borrowing Base, and in such case, immediately thereafter, the Administrative Agent shall establish such Specified Recommendations and such Specified Recommendations so established shall not be modified or eliminated without the prior consent of the Required Lenders.

(c) Notwithstanding anything to the contrary contained in the Amended Credit Agreement (including Section 2.03 thereof), the Loan Parties agree that the implementation, modification or elimination of any Reserves established pursuant to this Section 2 in the determination of the Borrowing Base shall not be subject to any notice requirements set forth in the Amended Credit Agreement (including Section 2.03 thereof).

3. Amendments to Existing Credit Agreement. Subject to the terms and conditions hereof, including satisfaction of the conditions set forth in Section 6 of this Amendment, the Existing Credit Agreement is hereby amended in its entirety to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), and to move from its location the stricken text in green (indicated textually in the same manner as the following example: ~~moved from text~~) and to move into its new location the double-underlined text in green (indicated textually in the same manner as the following example: moved to text), as set forth in the changed pages to the Amended Credit Agreement attached hereto as Annex II.

4. Amendments to Schedules to Existing Credit Agreement. Subject to the terms and conditions hereof, including satisfaction of the conditions set forth in Section 6 of this Amendment, the Schedules to the Existing Credit Agreement are hereby amended to add Schedule 1.06 (Specified Transaction Covenants) attached hereto as Annex III as a new schedule.

5. Post-Closing Covenants. The Loan Parties shall deliver (or shall cause to be delivered) the following documents or shall complete (or shall cause to be completed) the following tasks, as applicable, in each case no later than the dates specified below:

(a) On or before January 12, 2024 (or such later date as determined by the Administrative Agent in writing in its reasonable discretion), the Loan Parties shall deliver (or shall cause to be delivered) to the Administrative Agent a final Contingency Transition Plan, which Contingency Transition Plan shall have been developed in accordance with Section 6.21 of the Amended Credit Agreement.

(b) The Administrative Agent shall be permitted to conduct, and the Loan Parties shall cooperate with, all desktop field examinations (which shall be in addition to any field examinations permitted to be undertaken under Section 6.10(b) of the Amended Credit Agreement) of the Collateral and any Reserves reflected in the Borrowing Base submitted as of each of the months ending on November 30, 2023, December 31, 2023 and January 31, 2024, which examinations shall be undertaken at the sole cost and expense of the Loan Parties and the results of which shall be in form and substance reasonably acceptable to the Administrative Agent.

Notwithstanding anything to the contrary contained in the Amended Credit Agreement, the Loan Parties acknowledge and agree that the failure to comply with this Section 5 within the times provided herein shall constitute an immediate Event of Default under Section 8.01(b) of the Amended Credit Agreement.

6. Conditions Precedent. This Amendment shall be effective on the date that each of the following conditions precedent are satisfied or waived by the Administrative Agent and the Super-Majority Required Lenders (the date of such satisfaction or waiver, the “Tenth Amendment Effective Date”):

(a) the Administrative Agent shall have received each of the following documents or instruments each of which shall be originals, facsimiles or other electronic transmission (in the case of facsimiles or other electronic transmission followed promptly by originals) unless otherwise specified, in form and substance reasonably acceptable to the Administrative Agent:

(i) this Amendment, duly executed and delivered by the Loan Parties, the Administrative Agent and each Super-Majority Required Lender; and

(ii) that certain Tenth Amendment Fee Letter (“Tenth Amendment Fee Letter”), dated as of the date hereof, duly executed by the Lead Borrower and the Administrative Agent;

(b) the Administrative Agent shall have received the new Approved Budget referenced in Section 1 above, which shall be in form and substance acceptable to the Administrative Agent in its sole discretion;

(c) the Lead Borrower shall have paid all invoiced and accrued fees and reasonable and documented expenses of the Administrative Agent in respect of this Amendment (including but not limited to the reasonable and documented fees and expenses of counsel to the Administrative Agent in respect of this Amendment;

(d) no order, injunction or judgment has been entered into prohibiting the closing of the Amendment or any of the transactions contemplated to occur pursuant hereto;

(e) no Default or Event of Default shall have occurred or be continuing; and

(f) all representations and warranties contained in this Amendment (including those made in Section 7 hereof) are true and correct on and as of the Tenth Amendment Effective Date.

For purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Tenth Amendment Effective Date specifying its objection thereto.

7. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, each Borrower and each other Loan Party hereby represents to the Administrative Agent and the Lenders as of the date hereof as follows:

(a) Such Loan Party is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations under the Amended Credit Agreement and the other Loan Documents to which it is a party.

(b) The execution and delivery of this Amendment by such Loan Party does not and will not (i) contravene the terms of the Organization Documents of such Loan Party; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (x) any Contractual Obligation to which such Loan Party is a party (other than Liens created under the Loan Documents in favor of the Administrative Agent for the ratable benefit of the Secured Parties (as defined in the Security Agreement) or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any applicable Law.

(c) This Amendment is a legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(d) As of the Tenth Amendment Effective Date and after giving effect to this Amendment, the representations and warranties of the Lead Borrower and each other Loan Party contained in Article V of the Amended Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, (i) which are qualified by materiality shall be true and correct, and (ii) which are not qualified by materiality shall be true and correct in all material respects, in each case, on and as of the Tenth Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Amended Credit Agreement shall be deemed to refer to the most recent consolidated statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Amended Credit Agreement.

(e) As of the Tenth Amendment Effective Date and after giving effect to this Amendment, each Loan Party has complied with and is in compliance with all of the covenants set forth in the Amended Credit Agreement, including those set forth in Article VI and Article VII of the Amended Credit Agreement.

(f) As of the Tenth Amendment Effective Date, both immediately before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or would result herefrom.

8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

9. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

10. Ratification and Reaffirmation.

(a) Each Loan Party hereby consents to the amendments and modifications to the Existing Credit Agreement effected hereby, and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Existing Credit Agreement, as amended and modified hereby, or in any other Loan Documents to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended and modified by this Amendment. Without limiting the generality of the foregoing, the execution of this Amendment shall not constitute a novation.

(b) Each Loan Party hereby agrees and confirms that the Secured Obligations continue to be secured and guaranteed under and in accordance with the existing Loan Documents to which such Loan Party is a party, together with all other instruments and documents executed and delivered by such Loan Party as security for the Secured Obligations, and each such Loan Party hereby grants and re-grants to the Administrative Agent, for the ratable benefit of the Credit Parties, a security interest in all of such Loan Party’s right, title and interest in and to the Collateral (as defined in the Security Agreement), whether now owned or hereafter acquired by such Loan Party, wherever located, and whether now or hereafter existing or arising, as security for the payment or performance, as the case may be, in full of the Secured Obligations.

(c) Each Guarantor agrees that the Facility Guaranty (as defined in the Existing Credit Agreement) remains in full force and effect, and each Guarantor reaffirms the continued validity of, and ratifies, such Facility Guaranty, and agrees and confirms that its guarantee of the “Guaranteed Obligations” (as defined in the Existing Credit Agreement, and as amended by this Amendment) remains in full force and effect.

(d) To the extent such Loan Party is named as a debtor in any UCC financing statement in favor of the Administrative Agent (collectively, the “Existing UCC Financing Statements”), such Loan Party hereby ratifies its prior authorization for the Administrative Agent to have filed such Existing UCC Financing Statement naming such Loan Party as debtor.

11. Acknowledgement.

(a) The Loan Parties hereby reaffirm, acknowledge and agree that the Administrative Agent is entitled to engage and retain (directly or indirectly) one or more consultants or advisors from time to time in connection with the performance of its duties and obligations under the Loan Documents (including, at any time on or following the Tenth Amendment Effective Date), and the Loan Parties shall and shall cause its Subsidiaries to cooperate with such advisors and consultants in performing the scope of their respectful engagements.

(b) Without limiting the Administrative Agent’s rights to implement other Reserves in accordance with the Credit Agreement, the Loan Parties specifically acknowledge and agree that the Administrative Agent may from time to time, in its Permitted Discretion, implement Availability Reserves to reflect claims and liabilities (including costs and expenses) that may need to be satisfied in connection with the realization upon the Collateral (including all such claims and liabilities (including costs and expenses) that may be incurred in connection with any insolvency or restructuring proceeding).

12. Reference to and Effect on the Credit Agreement and the Loan Documents.

(a) On and after the Tenth Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

(b) The Existing Credit Agreement and each of the other Loan Documents, as specifically amended and modified by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver or novation of any right, power or remedy of any Lender, any L/C Issuer, any Swing Line Lender, the Collateral Agent or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or novation of any provision of any of the Loan Documents.

(d) The Administrative Agent, the Lenders and the Loan Parties agree that this Amendment shall be a Loan Document.

13. Waiver, Modification, Etc. No provision or term of this Amendment may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.

14. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

15. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as to each party hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g., via electronic mail in .pdf form) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

16. Further Assurances. Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.

17. Release. In consideration of the agreements of the Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives (each Loan Party and all such other Persons being hereinafter referred to collectively as the “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent and the Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, consultants, advisors, employees, agents and other representatives (the Administrative Agent and each other Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in any way related to or in connection with the Existing Credit Agreement, Amended Credit Agreement or any of the other Loan Documents or transactions thereunder or related thereto. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ L. Daniel Menendez
Name: L. Daniel Menendez
Title: Vice President

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Revolving Lender and as the Swing Line Lender

By:	/s/ L. Daniel Menendez
Name: L. Daniel Menendez
Title: Vice President

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as a Revolving Lender

By:	/s/ Gene Riego de Dios
Name: Gene Riego de Dios
Title: Executive Director

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

TRUIST BANK, as a Revolving Lender

By:	/s/ JC Fanning
Name: JC Fanning
Title: Director

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

CITIZENS BANK, N.A., as a Revolving Lender

By:	/s/ Monirah J. Masud
Name: Monirah J. Masud
Title: Senior Vice President

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

REGIONS BANK, as a Revolving Lender

By:	/s/ Bruce Kasper
Name: Bruce Kasper
Title: Managing Director

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

CAPITAL ONE, NATIONAL ASSOCIATION, as successor to CAPITAL ONE BUSINESS CREDIT CORP., as a Revolving Lender

By:	/s/ Robert Johnson
Name: Robert Johnson
Title: Duly Authorized Signatory

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Stephen Santini
Name: Stephen Santini
Title: Vice President

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

LEAD BORROWER:

BARNES & NOBLE EDUCATION, INC., a Delaware corporation

By:	/s/ Michael P. Huseby
Name: Michael P. Huseby
Title: Chief Executive Officer

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

BORROWERS:

B&N EDUCATION, LLC, a Delaware limited liability company
BARNES & NOBLE COLLEGE BOOKSELLERS, LLC, a Delaware limited liability company
BNED DIGITAL HOLDINGS, LLC, a Delaware limited liability company
BNED LOUDCLOUD, LLC, a Delaware limited liability company
BNED MBS HOLDINGS, LLC, a Delaware limited liability company (f/k/a Morocco Holdings, LLC)
MBS AUTOMATION LLC, a Delaware limited liability company
MBS DIRECT, LLC, a Delaware limited liability company
MBS INTERNET, LLC, a Delaware limited liability company
MBS SERVICE COMPANY LLC, a Delaware limited liability company
MBS TEXTBOOK EXCHANGE, LLC, a Delaware limited liability company
TEXTBOOKCENTER LLC, a Delaware limited liability company
TXTB.COM, LLC, a Delaware limited liability company

By:	/s/ Michael P. Huseby
Name: Michael P. Huseby
Title: Chief Executive Officer

Barnes & Noble Education, Inc.

Tenth Amendment to Credit Agreement

Signature Page

ANNEX I

Approved Budget

[On file with the Administrative Agent]

ANNEX II

Amended Credit Agreement

[See Attached]

CREDIT AGREEMENT

Dated as of August 3, 2015

as amended by the First Amendment as of February 27, 2017 and as further amended by the Second Amendment as of March 1, 2019 and as further amended by the Third Amendment as of March 31, 2021 and as further amended by the Fourth Amendment as of March 7, 2022 and as further amended by the Fifth Amendment as of June 7, 2022 and as further amended by the Sixth Amendment as of March 8, 2023 and as further amended by the Seventh Amendment as of May 24, 2023 and as further amended by the Eighth Amendment as of July 28, 2023 and as further amended by the Ninth Amendment as of October 10, 2023 and as further amended by the Tenth Amendment as of December 12, 2023 among

BARNES & NOBLE EDUCATION, INC.,

as the Lead Borrower,

The Other Borrowers From Time to Time Party Hereto,

The Guarantors From Time to Time Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent and

Swing Line Lender,

The Other Lenders From Time to Time Party Hereto,

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION and

TRUIST BANK

as Co-Syndication Agents,

CITIZENS BANK, N.A. and

REGIONS BANK,

as Co-Documentation Agents,

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION, and

TRUIST SECURITIES, INC.

as Joint Lead Arrangers and Joint Book Runners

Section		Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1

1.02	Other Interpretive Provisions	~~65~~68

1.03	Accounting Terms	~~66~~69

1.04	Rounding	~~67~~70

1.05	Times of Day; Interest Rates	~~67~~70

1.06	Letter of Credit Amounts	~~67~~71

1.07	Ratio Adjustments for Acquisitions and Dispositions	~~67~~71

1.08	[Intentionally Omitted.]	~~68~~71

1.09	Notices Generally	~~68~~72

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		~~68~~72

2.01	Revolving Loans; Reserves	~~68~~72

2.02	Borrowings, Conversions and Continuations of Committed Loans	~~69~~73

2.03	Letters of Credit	~~72~~76

2.04	Swing Line Loans	~~82~~86

2.05	Prepayments	~~85~~89

2.06	Termination or Reduction of Commitments	~~88~~92

2.07	Repayment of Loans	~~88~~93

2.08	Interest	~~89~~93

2.09	Fees	~~89~~94

2.10	Computation of Interest and Fees	~~90~~95

Section		Page
2.11	Evidence of Debt	~~90~~95

2.12	Payments Generally; Administrative Agent’s Clawback	~~91~~96

2.13	Sharing of Payments by Lenders	~~94~~98

2.14	Settlement Among Lenders	~~94~~99

2.15	Increase in Revolving Credit Facility Commitments	~~96~~100

2.16	Cash Collateral	~~98~~102

2.17	Defaulting Lenders	~~99~~104

2.18	FILO Facility	10~~2~~6

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER		10~~3~~8

3.01	Taxes	10~~3~~8

3.02	Illegality	~~108~~113

3.03	Inability to Determine Rates	~~108~~114

3.04	Increased Costs	11~~1~~6

3.05	Compensation for Losses	11~~2~~8

3.06	Mitigation Obligations; Replacement of Lenders	12~~3~~8

3.07	Survival	12~~3~~9

3.08	Designation of Lead Borrower as Borrowers’ Agent	11~~3~~9

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~114~~120

4.01	Conditions of Initial Credit Extension	~~114~~120

4.02	Conditions to all Credit Extensions	~~117~~122

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~118~~124

Section		Page

5.01	Existence, Qualification and Power	~~118~~124
5.02	Authorization; No Contravention	~~119~~124

5.03	Governmental Authorization; Other Consents	~~119~~125

5.04	Binding Effect	~~119~~125

5.05	Financial Statements; No Material Adverse Effect	~~119~~125

5.06	Litigation	12~~0~~6

5.07	No Default	12~~0~~6

5.08	Ownership of Property; Liens	12~~0~~6

5.09	[Intentionally Omitted.]	12~~1~~6

5.10	Insurance	12~~1~~6

5.11	Taxes	12~~1~~7

5.12	ERISA Compliance	12~~1~~7

5.13	Subsidiaries; Equity Interests	12~~2~~8

5.14	Margin Regulations; Investment Company Act	12~~2~~8

5.15	Disclosure	12~~3~~8

5.16	Compliance with Laws	12~~3~~9

5.17	Intellectual Property; Licenses, Etc.	12~~3~~9

5.18	Labor Matters	12~~3~~9

5.19	Security Documents	~~124~~130

5.20	Solvency	~~124~~130

5.21	Deposit and Securities Accounts; Credit Card Arrangements	~~124~~130

5.22	Brokers	~~125~~131

Section		Page

5.23	Customer and Trade Relations	~~125~~131

5.24	Storage Locations	~~125~~131

5.25	OFAC	~~125~~131

5.26	Anti-Corruption Laws	~~125~~131

5.27	Affected Financial Institutions	~~125~~131

5.28	Covered Entity	~~125~~131

5.29	CARES Act Tax Refund Claim	~~126~~132

ARTICLE VI AFFIRMATIVE COVENANTS		~~126~~132

6.01	Financial Statements	~~126~~132

6.02	Certificates; Other Information	~~127~~133

6.03	Notices	13~~0~~7

6.04	Payment of Obligations	13~~2~~8

6.05	Preservation of Existence, Etc.	13~~2~~9

6.06	Maintenance of Properties	13~~2~~9

6.07	Maintenance of Insurance	13~~2~~9

6.08	Compliance with Laws	~~134~~140

6.09	Books and Records; Accountants; Corporate Separateness	~~134~~141

6.10	Inspection Rights; Consultants	~~134~~141

6.11	Use of Proceeds	~~136~~142

6.12	Additional Loan Parties: Additional Collateral; Further Assurances	~~136~~143

6.13	Cash Management	~~138~~144

6.14	Information Regarding the Collateral	14~~0~~7

6.15	Physical Inventories	14~~1~~7

Section		Page

6.16	Licensed Merchandise Account	14~~1~~8

6.17	Compliance with ERISA	14~~1~~8

6.18	Anti-Corruption Laws; Sanctions	14~~1~~8

6.19	Specified Event; Specified Liquidity Transaction	14~~1~~8

6.20	CRO	~~143~~150

6.22	CARES Act Tax Refund Claim	~~145~~152

ARTICLE VII NEGATIVE COVENANTS		~~145~~152

7.01	Liens	~~145~~152

7.02	Investments	~~148~~155

7.03	Indebtedness; Disqualified Stock	~~149~~157

7.04	Fundamental Changes	15~~0~~8

7.05	Dispositions	15~~1~~8

7.06	Restricted Payments	~~152~~160

7.07	Payments of Indebtedness	~~152~~160

7.08	Change in Nature of Business	~~153~~161

7.09	Transactions with Affiliates	~~153~~161

7.10	Burdensome Agreements	~~153~~161

7.11	Use of Proceeds	~~154~~161

7.12	Amendment of Organizational Documents, Material Indebtedness or Certain Contracts	~~154~~162

7.13	Corporate Name; Fiscal Year	~~154~~162

7.14	Deposit Accounts; Credit Card Processors	~~154~~162

7.15	Financial Covenants	~~155~~163

Section		Page

7.16	Variance Covenant	~~156~~164

7.17	Sanctions	~~157~~165

7.18	Anti-Corruption Laws	~~157~~166

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~158~~166

8.01	Events of Default	~~158~~166

8.02	Remedies Upon Event of Default	16~~0~~8

8.03	Application of Proceeds	16~~1~~9

ARTICLE IX ADMINISTRATIVE AGENT		~~163~~171

9.01	Appointment and Authority	~~163~~171

9.02	Rights as a Lender	~~164~~172

9.03	Exculpatory Provisions	~~164~~173

9.04	Reliance by Agents	~~165~~174

9.05	Delegation of Duties	~~166~~174

9.06	Resignation of Agents	~~166~~174

9.07	Non-Reliance on Administrative Agent and Other Lenders	~~168~~176

9.08	No Other Duties, Etc.	~~168~~177

9.09	Administrative Agent May File Proofs of Claim	~~169~~177

9.10	Collateral and Guaranty Matters	~~169~~178

9.11	Notice of Transfer	17~~0~~9

9.12	Reports and Financial Statements	17~~0~~9

9.13	Agency for Perfection	~~171~~180

9.14	Indemnification of Agents	~~171~~180

Section		Page

9.15	Relation among Lenders	~~172~~181

9.16	Recovery of Erroneous Payments	~~172~~181

9.17	Certain ERISA Matters	~~172~~181

9.18	Appointment for Perfection	~~174~~182

ARTICLE X MISCELLANEOUS		~~174~~182

10.01	Amendments, Etc.	~~174~~182

10.02	Notices; Effectiveness; Electronic Communications	~~176~~185

10.03	No Waiver; Cumulative Remedies; Enforcement	~~178~~187

10.04	Expenses; Indemnity; Damage Waiver	~~179~~188

10.05	Payments Set Aside	~~181~~190

10.06	Successors and Assigns	~~181~~190

10.07	Treatment of Certain Information; Confidentiality	~~186~~196

10.08	Right of Setoff	~~187~~197

10.09	Interest Rate Limitation	~~188~~197

10.10	Counterparts; Integration; Effectiveness; Electronic Signatures	~~188~~198

10.11	Survival	19~~0~~9

10.12	Severability	19~~0~~9

10.13	Replacement of Lenders	~~190~~200

10.14	Governing Law; Jurisdiction; Etc.	~~191~~201

10.15	Waiver of Jury Trial	~~192~~202

10.16	No Advisory or Fiduciary Responsibility	~~193~~202

10.17	USA PATRIOT Act Notice	~~194~~203

Section		Page

10.18	Foreign Assets Control Regulations	~~194~~203

10.19	Time of the Essence	~~194~~204

10.20	Press Releases	~~194~~204

10.21	Additional Waivers; Keepwell	~~194~~204

10.22	No Strict Construction	~~197~~206

10.23	Attachments	~~197~~206

10.24	Copies and Facsimiles	~~197~~207

10.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~197~~207

ARTICLE XI GUARANTY		~~198~~207

11.01	Guaranty	~~198~~207

11.02	Guaranty of Payment	~~198~~208

11.03	No Discharge or Diminishment of Facility Guaranty	~~198~~208

11.04	Defenses Waived	~~199~~209

11.05	Rights of Subrogation	~~199~~209

11.06	Reinstatement; Stay of Acceleration	21~~0~~9

11.07	Information	~~200~~210

11.08	[Intentionally Omitted.]	~~200~~210

11.09	Maximum Liability	~~200~~210

11.10	Contribution	~~200~~210

11.11	Liability Cumulative	~~201~~211

11.12	[Reserved]	~~201~~211

11.13	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~201~~211

11.14	Acknowledgement Regarding Any Supported QFCs	~~202~~212

SCHEDULES

1.01	Borrowers

1.03	Immaterial Subsidiaries

1.04	Existing Letters of Credit

1.05	CARES Act Tax Refund Claim

1.06	Specified Transaction Covenants

2.01	Commitments and Applicable Percentages

5.01	Loan Parties Organizational Information

5.06	Litigation

5.10	Insurance

5.12	ERISA Events

5.13	Subsidiaries; Equity Interests

5.18	Collective Bargaining Agreements

5.21(a)	DDAs

5.21(b)	Credit Card Arrangements

5.21(c)	Securities Accounts

7.01	Other Permitted Liens

7.02	Other Permitted Investments

7.03	Other Permitted Indebtedness

10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS Form of

A-1	Committed Loan Notice

A-2	[Reserved]

A-3	Committed Loan Notice (FILO Facility)

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 3, 2015, among BARNES & NOBLE EDUCATION, INC., a Delaware corporation (the “Lead Borrower”), the Persons signatory hereto as borrowers and named on Schedule 1.01 hereto (collectively, together with the Lead Borrower and such other Persons as may be joined as a borrower from time to time in accordance herewith, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender, JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION, and TRUIST BANK, as Co-Syndication Agents, and CITIZENS BANK, N.A. and REGIONS BANK, as Co-Documentation Agents.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the LC Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC, and also means, without limitation, a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit, debit or charge card or information contained on or for use with the card, including all “payment intangibles” (as defined in the UCC) consisting of amounts owing from credit card and debit card issuers and processors and all rights under contracts relating to the creation or collection of such payment intangibles.

“Accounts Receivable Advance Rate” means, with respect to the Borrowing Base, eighty-five percent (85.0%) (the “Initial Accounts Receivable Advance Rate”), provided that the Initial Accounts Receivable Advance Rate shall be immediately and automatically reduced by 1000 basis points on September 2, 2024.

“Accommodation Period” means each of (a) the period commencing on (~~a~~i) ~~April  1~~December 8, 202~~4~~3 and (~~b~~ii ) ending on the earlier to occur of (ix) January 12, 2024 and (y) an Accommodation Period Termination Event (the “Initial Accommodation Period”), (b) the period commencing on (i) January 26, 2024 and (ii) ending on the earlier to occur of (x) February 9, 2024 and (y) an Accommodation Period Termination Event (the “Second Accommodation Period”), and (c) the period commencing on (i) April 1, 2024 and (ii) ending on the earlier to occur of (x) July 31, 2024 and (~~ii) the occurrence of any Event of Default~~y) an Accommodation Period Termination Event (the “Final Accommodation Period”) (it being understood and agreed that if ~~as of April 1, 2024 an~~an Accommodation Period Termination Event ~~of Default~~ shall have occurred ~~and is continuing, no~~on, prior to or during any Accommodation Period, such Accommodation Period and each subsequent Accommodation Period shall be deemed to never commence for purposes of this Agreement).

“Accommodation Limitation” means that (a) the inclusion of the Tax Refund Advance Amount in the determination of the Borrowing Base and (b) the aggregate amount of Covenant Reduction Amount, at any time during the Accommodation Period (when taken together) shall not result in Availability being greater than $5,000,000 above the minimum Availability required to be maintained pursuant to Section 7.15(a).

“Accommodation Period Termination Event” means the earlier to occur of (i) an Event of Default and (ii) the failure by the Loan Parties to comply with any of the covenants set forth on Schedule 1.06 hereto, upon the terms and at the times provided therein.

“ACH” means automated clearing house transfers.

“Acquired Companies” means MBS Textbook Exchange, LLC, a Delaware limited liability company, MBS Direct, LLC, a Delaware limited liability company, TXTB.COM LLC, a Delaware limited liability company, TextbookCenter LLC, a Delaware limited liability company, MBS Internet, LLC, a Delaware limited liability company, MBS Automation LLC, a Delaware limited liability company, and MBS Service Company LLC, a Delaware limited liability company.

“Acquisition” means, with respect to any Person (a) the purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit or line of business of another Person (other than acquisitions or openings of new stores in the ordinary course of business), (c) any Material Store Acquisition or (d) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person.

“Actual Cash Receipts” means the amount of all cash proceeds from ordinary course operations actually received by the Loan Parties (other than the MBS Entities) during the relevant period of determination, as determined in a manner consistent with the line items contained in the Approved Budget under the heading “Total Receipts” (or words of similar import), excluding proceeds of any Indebtedness.

“Actual Disbursement Amounts” means the amount of all disbursements actually paid by the Loan Parties (other than the MBS Entities) during the relevant period of determination, as determined in a manner consistent with the line items contained in the Approved Budget under the heading “Total Operating Disbursements” (or words of similar import).

2

“Aggregate FILO Facility Commitments” means the aggregate amount of all FILO Facility Commitments of all the FILO Lenders. The Aggregate FILO Facility Commitments as of the Fourth Amendment Effective Date total $40,000,000. Notwithstanding anything herein to the contrary, unless otherwise earlier terminated in accordance herewith, the Aggregate FILO Commitments for the period (a) from the Second Amendment Effective Date through July 31, 2019, shall not exceed $100,000,000, (b) from August 1, 2019, through July 31, 2020, shall not exceed $75,000,000, (c) from August 1, 2020, through July 31, 2021, shall not exceed $50,000,000, (e) from and after August 1, 2021, through July 31, 2022, shall not exceed $40,000,000, and (f) thereafter, shall not exceed $0.

“Aggregate Loan Cap” means, at any time of determination, an amount equal to the lesser of (a) the Aggregate Commitments under the Revolving Credit Facility at such time plus the Aggregate FILO Commitments at such time and (b) the Borrowing Base plus the Total Outstandings under the FILO Facility at such time.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Alternative Transactions Committee” has the meaning specified in Section 6.21(a).

“Applicable Commitment Fee Percentage” means (a) with respect to the FILO Facility, at all times that no FILO Draw Period is in effect, 0.375% per annum, and (b) with respect to the Revolving Credit Facility, the applicable percentage set forth in the grid below determined on the Closing Date and, thereafter, on the first calendar day of each January, April, July and October of each year, in each case based upon the Average Usage for the most recently completed prior Fiscal Quarter:

Commitments
Average Usage	Applicable Commitment Fee Percentage
Less than 50.0% of the Aggregate Commitments	0.375%
Equal to or greater than 50.0% of the Aggregate Commitments	0.250%

“Applicable FILO Availability Threshold” means (a) with respect to any FILO Draw Period commencing in or prior to 2019, $100,000,000, (b) with respect to any FILO Draw Period commencing in 2020, $90,000,000, (c) with respect to any FILO Draw Period commencing in 2021, $100,000,000, and (d) with respect to any FILO Draw Period commencing in or after 2022, $110,000,000.

4

Receipts, Actual Disbursement Amounts, Actual Inventory Receipts and Actual Net Cash Flow (including the Borrowing Base detail thereunder), as applicable, as of the last day of the Prior Week or the Cumulative Four-Week Period then ended, noting therein all variances, on a line-item basis, from the Budgeted Cash Receipts, Budgeted Inventory Receipts, Budgeted Disbursement Amounts and Budgeted Net Cash Flow set forth for such period in the Approved Budget for, as applicable, such Prior Week or Cumulative Four-Week Period, and shall include explanations for all material variances, together with back-up schedules and supporting information as reasonably requested by the Administrative Agent and (b) reflecting the variance percentages and amounts to determine compliance with Section 7.16 hereof, if applicable. The Approved Budget Variance Report shall be in a form, and shall contain supporting information, reasonably satisfactory to the Administrative Agent. Each Approved Budget Variance Report shall be accompanied by an accounts payable aging and account payable listing, in form and substance satisfactory to the Administrative Agent in is reasonable discretion.

“Arranger(s)” means, individually, Bank of America, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and Truist Securities, Inc., and collectively, all of them, in each case, in their capacity as Joint Lead Arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means (i) the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the fiscal year ended May 2, 2015, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Lead Borrower and its Subsidiaries, including the notes thereto, and (ii) the audited financial statements delivered to the Administrative Agent from time to time pursuant to Section 6.01(a).

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

6

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers and reported on the Borrowers’ stock ledger. “Cost” may include freight charges inbound either to the Borrowers’ distribution centers or by direct shipments to Stores in amounts consistent with reporting on the Borrowers’ stock ledgers but shall not include inventory capitalization costs or other non-purchase price charges (such as freight charges outbound from the Borrowers’ distributions centers) used in the Borrowers’ calculation of cost of goods sold.

“Co-Syndication Agent” means each of the co-syndication agents identified on the cover page of this Agreement.

“Covenant Reduction Amount” means an amount (not less than zero) equal to (a) the result of (I) (i) solely during the Initial Accommodation Period, $12,500,000, (ii) solely during the Second Accommodation Period, $7,500,000 and (iii) solely during the Final Accommodation Period consisting of (x) April 1, 2024 through and including April 30, 2024, $7,500,000~~,~~ and (~~b~~y) ~~solely during the Accommodation Period consisting of~~ May 1, 2024 through and including May 31, 2024, $2,500,000, in each case as to this clause (a) minus (II) the aggregate amount of refunds received by any Loan Party with respect to the CARES Act Tax Refund Claim, and (~~c~~b) at all other times, $0 (it being understood and agreed that the amounts set forth in the foregoing clauses (~~a~~i), (ii) and (~~b~~iii ) shall at all times be subject to the Accommodation Limitations).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.14(a).

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(ii).

“Credit Card Receivables” means each “Account” (as defined in the UCC) and “Payment Intangible” (as defined in the UCC) consisting of amounts owing from credit card and debit card issuers and processors, together with all income, payments and proceeds thereof, owed by a major credit card issuer (including, but not limited to, Visa, MasterCard, American Express, Discover and Pay Pal and such other issuers or credit card or bank account backed payment systems, as the case may be, approved by the Administrative Agent) to a Loan Party, and all rights under contracts relating to the creation or collection of such payment intangibles, resulting from charges by a customer of a Loan Party on credit cards or similar instruments issued by such issuer or payment system manager in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Card Receivables Advance Rate” means, with respect the Borrowing Base, ninety percent (90.0%) (the “Initial Credit Card Receivables Advance Rate”), provided that the which such FILO Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“FILO Facility Payment Date” means July 31 of each FILO Draw Period.

“FILO Lender” means each Lender indicated on Schedule 2.01 as a FILO Lender of FILO Loans and any other Person that becomes a “FILO Lender” pursuant to an Assignment and Assumption Agreement.

“FILO Facility Required Lenders” means, as of any date of determination, FILO Lenders holding more than 50.0% of the Aggregate FILO Facility Commitments or, if the commitment of each FILO Lender to make FILO Loans have been terminated pursuant to Section 8.02, FILO Lenders holding in the aggregate more than 50.0% of the Total Outstandings under the FILO Facility; provided, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender under the FILO Facility shall be excluded for purposes of making a determination of FILO Facility Required Lenders.

“FILO Loans” means each loan made by a FILO Lender to the Borrowers pursuant to Section 2.18.

“FILO Reserve” means, if as of any date that a FILO Loan is outstanding (a) an amount equal to (i) the outstanding principal amount of the FILO Loans as of such date plus (ii) the Borrowing Base (excluding the FILO Reserve amount as of such date) is greater than (b) 105% of the total of the following as of such date (i) 100% of Eligible Credit Card Receivables plus (ii) 100% of Eligible Account Receivables plus (iii) 100% of the Net Orderly Liquidation Value of the Borrower’s Eligible Inventory minus (iv) applicable Reserves (excluding any FILO Reserve), a reserve equal to the amount by which the amount in clause (a) exceeds the amount in clause (b).

“FILO Settlement Date” has the meaning specified in Section 2.14(a).

“Final Accommodation Period” has the meaning set forth in the definition of “Accommodation Period.”

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of February 27, 2017, among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“First Amendment Acquisition” means the acquisition by the Lead Borrower of all the Equity Interests in the Acquired Companies on or immediately after the First Amendment Effective Date in accordance with the First Amendment.

“First Amendment Effective Date” means the “Effective Date” as defined in the First Amendment.

other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) (i) all Disqualified Stock and (ii) subject to the penultimate sentence of the definition of Disqualified Stock, all other obligations of such Person to purchase, redeem, retire, defease or otherwise make any cash payment, in each case under this clause (ii), on or prior to the date that is one hundred twenty (120) days after the Maturity Date, in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Independent Board Members” has the meaning specified in Section 6.21(a).

“Information” has the meaning specified in Section 10.07.

“Initial Accommodation Period” has the meaning set forth in the definition of “Accommodation Period.”

“Initial Accounts Receivable Advance Rate” has the meaning set forth in the definition of “Accounts Receivable Advance Rate”.

“Initial Appraisal Percentage” has the meaning set forth in the definition of “Appraisal Percentage”.

“Initial Credit Card Receivables Advance Rate” has the meaning set forth in the definition of “Credit Card Receivables Advance Rate”.

hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the collective reference to the Revolving Credit Commitments of the Revolving Lenders, including obligations to purchase participations in Swing Line Loans and LC Obligations.

“Revolving Lender” means each Lender indicated on Schedule 2.01 as a Revolving Lender of Revolving Loans and any other Person that becomes a “Revolving Lender” pursuant to an Assignment and Assumption.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Settlement Date” has the meaning provided in Section 2.14(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Accommodation Period” has the meaning set forth in the definition of “Accommodation Period.”

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of March 1, 2019, among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Second Amendment Effective Date” means the “Second Amendment Effective Date” as defined in the Second Amendment.

“Secured Obligations” means all Obligations, all Guaranteed Obligations and all Other Liabilities, provided, that the “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Securities Account Control Agreement” means with respect to a securities account established by a Loan Party, an agreement in form and substance reasonably satisfactory to the obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Materials” any materials (together with all supplements or other modifications thereto) related to the CARES Act Tax Refund Claim prepared by any third party for any Loan Party or any of its Subsidiaries on or prior to the Eighth Amendment Effective Date.

“Tax Refund Advance Amount” means an amount equal to (a) solely during the Accommodation Period, the lesser of (i) $10,000,000 and (ii) 100% of the then applicable amount of the Eligible CARES Act Tax Refund Claim and (b) at all other times, $0 (it being understood and agreed that the amounts set forth in the foregoing clause (a) shall at all times be subject to the Accommodation Limitations).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Teleconference Date” has the meaning specified in Section 6.19(d).

“Tenth Amendment” means that certain Tenth Amendment to Credit Agreement, dated as of December 12, 2023, among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Tenth Amendment Effective Date” means the “Tenth Amendment Effective Date” as defined in the Tenth Amendment.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

the Borrowing Base (to the extent then included), (iii) on or prior to the consummation of any transaction or series of related transactions (whether by transfer, investment or other Disposition) which results in a reduction in the Borrowing Base of $1,000,000 or more (other than sales of Inventory in the ordinary course of business), the Lead Borrower shall furnish an updated Borrowing Base Certificate reflecting the Borrowing Base after giving effect to such transaction demonstrating that no Default shall have occurred and be continuing under this Agreement, (iv) concurrently with the delivery of each Borrowing Base Certificate, additional information (which shall not adjust the Borrowing Base) regarding the Borrower’s Eligible Inventory, inventory sales date and the Borrower’s stock ledgers as Administrative Agent (including through the Administrative Agent Consultant) may request to the extent such information is reasonably available, (v) no later than the third Business Day (or, if agreed by the Administrative Agent in its reasonable discretion, the fourth Business Day) of each week an Approved Budget Update, provided that the initial Approved Budget Update occurring after the Eighth Amendment Effective Date shall be delivered on August 4, 2023; (vi) no later than the third Business Day (or, if agreed by the Administrative Agent in its reasonable discretion, the fourth Business Day) of each week, an Approved Budget Variance Report; ~~and~~ (vii) on each Business Day, a report of the Revenue Share amount owing to FLC under the Merchandising Agreement in respect of credit card receivables with respect to such day~~.~~; (viii) on each Teleconference Date, (x) a written report showing the total amount of inventory receipts actually received by the Loan Parties as of the close of business of the immediately preceding Teleconference Date and (y) an accounts payable aging and accounts payable listing with respect to accounts payable to the Loan Parties’ vendors as of the close of business of the immediately preceding Teleconference Date, in each case in form and substance satisfactory to the Administrative Agent in is reasonable discretion; and (ix) no later than the 15th day of each Fiscal Month (or if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, together with the Borrower’s month-end stock ledger, general ledger and such other backup information as the Administrative Agent (including through the Administrative Agent consultant) may request, each monthly Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that, notwithstanding anything to the contrary herein, each monthly Borrowing Base Certificate shall be provided for informational purposes only (it being understood and agreed that the Administrative Agent may account for variances between monthly Borrowing Base Certificates and weekly Borrowing Base Certificates pursuant to Availability Reserves or other adjustments to the amount of the Borrowing Base).

(c) no more than one (1) Business Day after receipt thereof, copies of any detailed audit reports, final management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event and, promptly, after request by the Administrative Agent therefor, updates on the status of any remediation of any such Internal Control Event;

(b) to the extent not reflected in the applicable periods set forth in the Approved Budget, of the acceleration of any payment terms by any publisher/textbook supplier (including payment terms under the VitalSource Supply Contract);

(c) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (to the extent each of the following has resulted or could reasonably be expected to result in a Material Adverse Effect): (i) breach or non-performance of, or any default with respect to Material Indebtedness of any Loan Party; (ii) any material dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting any Loan Party;

(d) of the occurrence of any ERISA Event;

(e) any Disposition of Collateral that could reasonably be expected to give rise to a mandatory prepayment under Section 2.05(e) or issuance of any Equity Interests to any Person (other than an Affiliate of such Person);

(f) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g) of the Public Accountants’ determination (in connection with its preparation of its report under Section 6.01(a)) or the Lead Borrower’s determination of the occurrence or existence of any Internal Control Event;

(h) of the formation or acquisition of any Subsidiary;

(i) of any change in the name, corporate form or state of organization of any Loan Party or any change in the name or names under which any Loan Party’s Business is transacted;

(j) immediately upon receipt of notice thereof, of the filing of any Lien against any Loan Party for unpaid Taxes against any material portion of the Collateral;

(k) of the occurrence of any default under any Licensed Merchandise Agreement by any party thereto or any exercise of remedies thereunder;

(l) of any casualty or other insured damage to any Collateral in excess of $250,000 or the commencement of any action or proceeding for the taking of any interest in Collateral in excess of $250,000 under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(m) (i) the receipt by any Loan Party of written notice of any rejection by the IRS or any other Governmental Authority (including the Joint Committee on Taxation) of the CARES Act Tax Refund Claim or any request by the IRS or any other Governmental Authority

(including the Joint Committee on Taxation) for the applicable Loan Parties to remit CARES Act Tax Refund Proceeds, (ii) any material revision to the Loan Parties’ calculation with respect to the CARES Act Tax Refund Claim, (iii) the filing any forms or any amended income tax return with the IRS with respect to the CARES Act Tax Refund Claim, or of any amendment or supplemental filing with respect thereto, (iv) the receipt by any Loan Party or any of its Affiliates of any refund with respect to the CARES Act Tax Refund Claim, including any portion of the CARES Act Tax Refund Proceeds, (v) the receipt by any Loan Party or any of its Affiliates of any written claim made by the IRS or any other Governmental Authority (including the Joint Committee on Taxation) with respect to setoff against any portion of the CARES Act Tax Refund Proceeds, (vi) any Loan Party’s knowledge of any Change in Law that could reasonably be expected to materially affect the amount of the CARES Act Tax Refund Claim, (vii) any supplement or updates to any Tax Materials, (viii) any other material development in respect of the CARES Act Tax Refund Claim that has resulted or would reasonably be expected to result in a reduction in the anticipated aggregate amount of the CARES Act Tax Refund Claim or material adverse impairment of the ability of the Loan Parties, collectively, to collect the CARES Act Tax Refund Claim and (ix) any other documents, instruments, agreements or information that is available to the Loan Parties as the Administrative Agent may reasonably request with respect to the CARES Act Tax Refund Claim or the CARES Act Tax Refund Proceeds.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property (other than Permitted Encumbrances); except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien (other than Permitted Encumbrances) has been filed with respect thereto and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent with respect to establishing Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in any material respect in the normal conduct of its business, except to the extent that

Specified Liquidity Transaction and copies of all Specified Liquidity Transaction-related materials (all of which the Administrative Agent may distribute to the Lenders (subject to any applicable confidentiality provisions set forth in this Agreement)). Except to the extent otherwise agreed to by the Administrative Agent, the Loan Parties shall, and shall cause the Investment Bank to, (A) provide weekly updates regarding any Specified Liquidity Transaction to the Administrative Agent and the Lenders (which shall be led by the Investment Bank and shall include providing a written summary update (which shall be subject to any applicable confidentiality provisions set forth in this Agreement) of the current involvement of all parties contacted by the Loan Parties and the Investment Bank regarding any Specified Liquidity Transaction and a written summary (which shall be subject to any applicable confidentiality provisions set forth in this Agreement) of the material terms of all actionable letters of intent, indications of interest, and purchase agreements received to date (together with copies of same)) and (B) be available to discuss any Specified Liquidity Transaction with the Administrative Agent and the Lenders upon request made upon reasonable advance notice. ~~The~~Without limiting the foregoing, the Lead Borrower (or the Investment Bank on its behalf) shall promptly (and in any event within one (1) Business Day), deliver to the Administrative Agent all management presentations, summaries, status overviews and other communications with respect thereto (which shall be subject to any applicable confidentiality provisions set forth in this Agreement) with potential buyers or investors regarding any Specified Liquidity Transaction. In addition, the Lead Borrower shall promptly (and in any event within two (2) Business Days) respond to all other material or information requests regarding any Specified Liquidity Transaction reasonably made by the Administrative Agent or the Lenders to the Lead Borrower.

(d) Teleconferences. At the Administrative Agent’s request, on each Tuesday and Thursday of each week (or such other days of each week as agreed to between the Administrative Agent and the Lead Borrower but not less than semi-weekly) (each such day, a “Teleconference Date”), the Loan Parties shall be available to conduct a telephonic meeting with the CRO and the Loan Parties’ other advisors in which the respective representatives of the Lead Borrower, each other Loan Party, the Administrative Agent and their respective advisors and counsel shall be entitled to participate, whereupon the Lead Borrower shall present, among other things, an update on the Loan Parties’ cash flow, changes in management and/or organizational structure, business operations, and financial performance and updates regarding (i) the Contingency Transition Plan and their efforts to obtain a Specified Liquidity Transaction, including parties contacted, diligence information provided, proposals received and the status of negotiation and documentation of such transaction, and the Lead Borrower shall promptly provide copies of any such proposals, commitments or other documents to the Administrative Agent and (ii) the University Contract Summary; provided however, the Loan Parties agree that, on a bi-weekly basis, the Lenders and their respective advisors and counsel shall be entitled to participate in any such telephonic meeting.

Administrative Agent) (collectively, the “Independent Board Members”), having the duties, rights and obligations as set forth in the form of resolutions of the board of directors of the Lead Borrower previously provided to the Administrative Agent on or immediately prior to the Eighth Amendment Effective Date (the “Transaction Committee Resolutions”) and, without limiting the foregoing, shall permit the Independent Board Members to attend and participate in all meetings of the board of directors (or other equivalent management board) of the Lead Borrower;

(ii) appoint and maintain (at all times) a committee (the “Alternative Transactions Committee”) of the board of directors (or other equivalent management board) of the Lead Borrower which shall consist of three (3) board members, two of whom shall be the Independent Board Members, and such Alternative Transactions Committee shall have the powers set forth in the Transaction Committee Resolutions.

(b) The Alternative Transactions Committee shall (at all times) (i) pursue and evaluate one or more Specified Liquidity Transactions, (ii) with the assistance of the CRO, develop, analyze and implement a ~~contingency a~~ Contingency Transition Plan and (iii) upon the occurrence of any Event of Default, consummate a Specified Liquidity Transaction and Contingency Transition Plan, in each case as described in the Transaction Committee Resolutions.

(c) The Lead Borrower shall not amend, modify, rescind or revoke, or permit any amendment, modification, rescindment or revocation of, the Transaction Committee Resolutions in a manner adverse to the Lenders without the prior written consent of the Administrative Agent.

(d) Any Contingency Transition Plan developed, analyzed or implemented by the Alternative Transactions Committee shall be in consultation with the Administrative Agent Consultant. At the Administrative Agent’s request, not less than monthly, the Loan Parties shall cause the Alternative Transactions Committee to be available to discuss the Contingency Transition Plan with the Administrative Agent Consultant, whereupon the Alternative Transactions Committee shall present, among other things, updates on the Contingency Transition Plan and their efforts to obtain a Specified Liquidity Transaction.

6.22 CARES Act Tax Refund Claim. The Loan Parties shall (i) timely file all claims or amended returns making claims for the maximum amount of CARES Act Tax Refund Claim available under applicable Law to the Loan Parties (and any Subsidiary filing as a part of a consolidated, combined or unitary Tax group) as reasonably determined by the Lead Borrower and (ii) take such other actions as the Administrative Agent may reasonably request in respect of the CARES Act Tax Refund Claim.

ARTICLE VII

NEGATIVE COVENANTS

(a) On each of July 29, 2023 and August 5, 2023, permit Actual Disbursement Amounts for each rolling Cumulative Four-Week Period then ended to exceed the Budgeted Disbursement Amounts for such Cumulative Four-Week Period reflected in the applicable Approved Budget(s) by an amount greater than ten percent (10.0%) of such Budgeted Disbursement Amounts for such period.

(b) [Reserved]~~; and~~.

(c)

(i) Commencing as of the first full Cumulative Five-Week Period ending on ~~October 7~~November 30, 2023 (it being understood that for any historical period not reflected in the Approved Budget delivered on the ~~Ninth~~Tenth Amendment Effective Date, the variance results with respect to Budgeted Disbursement Amounts, Budgeted Inventory Receipts and Budgeted Net Cash Flow shall be determined by reference to the immediately preceding Approved Budget) and with respect to each Cumulative Five-Week Period occurring thereafter, permit (i) Actual Disbursement Amounts for any Cumulative Five-Week Period to exceed the Budgeted Disbursement Amounts for such Cumulative Five-Week Period, as reflected in the applicable Approved Budget, by an amount greater than ten percent (10.0%) (it being understood and agreed that for purposes of determining compliance with the foregoing, payments of amendment fees, consent fees or other similar fees payable pursuant to the Loan Documents shall be disregarded), (ii) [reserved], (iii) Actual Inventory Receipts for any Cumulative Five-Week Period to be less than an amount equal to ninety percent (90.0%) of the Budgeted Inventory Receipts for such Cumulative Five-Week Period, as reflected in the applicable Approved Budget, and (iv) Actual Net Cash Flow for any Cumulative Five-Week Period (or, solely from the beginning of the Initial Accommodation Period through the end of the Second Accommodation Period, any Cumulative Eight-Week Period then ended), (1) if projected to be a positive amount, to be less than an amount equal to ninety percent (90.0%) of the Budgeted Net Cash Flow for such Cumulative Five-Week Period (or, solely from the beginning of the Initial Accommodation Period through the end of the Second Accommodation Period, such Cumulative Eight-Week Period) and (2) if projected to be a negative amount, to be greater than ten percent (10.0%) of the Budgeted Net Cash Flow for such Cumulative Five-Week Period (or, solely from the beginning of the Initial Accommodation Period through the end of the Second Accommodation Period, such Cumulative Eight-Week Period), each, as reflected in the applicable Approved Budget, in each case of the foregoing clauses (i) and (iii) solely with respect to BNCB; and

(ii) commencing as of the first full Cumulative Eight-Week Period ending on ~~October 7~~November 30, 2023 (it being understood that for any historical period not reflected in the Approved Budget delivered on the ~~Ninth~~Tenth Amendment Effective Date, the variance results with respect to Budgeted Cash Receipts shall be determined by reference to the immediately preceding Approved Budget) and with

ANNEX III

Schedule 1.06

Specified Transaction Covenants

Subject to the terms herein, the Loan Parties shall continue to (and shall cause Investment Bank to continue to) diligently pursue (i) a sale of Equity Interests or a Disposition of assets related to one or more Loan Parties’ business units for cash consideration, the net proceeds of which would be sufficient to cause all Secured Obligations to be Fully Satisfied (a “Sales Transaction”), (ii) commitments from financial institutions or other lenders for one or more credit facilities or other financing transactions, the net proceeds of which would be sufficient (together with the net proceeds of an Equity Offering, if any) to cause all Secured Obligations to be Fully Satisfied (a “Refinancing Transaction”) and/or (iii) an offering for the common Equity Interests (or an offering for other Equity Interests acceptable to the Administrative Agent in its reasonable discretion) in the Lead Borrower, the net proceeds of which would be sufficient to cause all Secured Obligations to be Fully Satisfied (an “Equity Offering”).

In connection with the foregoing, the Loan Parties shall (or shall cause Investment Bank to) comply with the following covenants, in each case no later than the dates specified below (or such later date as agreed to in writing by the Administrative Agent in its sole discretion, but subject to the limitation on extension set forth in the first proviso of Section 4 below) on terms and conditions, and subject to documentation in form and substance reasonably acceptable to the Administrative Agent:

1.

On or before December 15, 2023, the Loan Parties shall (or shall cause Investment Bank to) host management meetings at Investment Bank’s offices with prospective purchasers, financial institutions and investors in connection with a Sales Transaction, Equity Offering and Refinancing Transaction.

2.

On or before January 19, 2024, the Loan Parties shall (or shall cause Investment Bank to) provide the Administrative Agent with (a) one of the following (i) an executed copy of a commitment letter from a financial institution (the “Financing Agreement”) that contains no contingencies that could be reasonably likely, in the Administrative Agent’s sole judgment, to prevent the closing of a Refinancing Transaction on or prior to January 31, 2024, (ii) an executed backstop agreement and such other definitive documentation necessary to consummate an Equity Offering (the “Equity Offering Documents”) that contains no contingencies (other than regulatory approval, shareholder approval(s) and other customary approvals necessary for the sale of a publicly traded company) that could be reasonably likely, in the Administrative Agent’s sole judgment, to prevent the closing of an Equity Offering on or prior to January 31, 2024 or (iii) an executed copy of a letter of intent or such other evidence reasonably satisfactory to the Administrative Agent (which may include the exchange of drafts of a Purchase Agreement (as defined below)) that the Loan Parties are in good faith negotiations with a purchaser (the “Specified Purchaser”) of a definitive purchase agreement with respect to a Sales Transaction, and (b) in the case of a Refinancing Transaction or an Equity Offering, copies of all board and other approvals (other than regulatory approval, shareholder approval(s) and other customary approvals necessary for the sale of securities of a publicly traded company) necessary to consummate such Refinancing Transaction or Equity Offering, as the case may be.

3.

On or before January 31, 2024, (a) to the extent a Refinancing Transaction and/or an Equity Offering is to be consummated, the Loan Parties shall have consummated (i) a Refinancing Transaction in accordance with the terms of the Financing Agreement and/or (ii) an Equity Offering in accordance with the Equity Offering Documents or (b) to the extent a Sales Transaction is to be consummated, the Loan Parties shall deliver to the Administrative Agent (i) an executed copy of a purchase agreement from the Specified Purchaser (the “Purchase Agreement”) that contains no contingencies (other than regulatory approval, shareholder approval(s) and other customary approvals necessary for the sale of a publicly traded company) that could be reasonably likely, in the Administrative Agent’s sole judgment, to prevent the closing of a Sales Transaction on or prior to April 15, 2024 and (ii) copies of all board and other approvals (other than regulatory approval, shareholder approval(s) and other customary approvals necessary for the sale of a publicly traded company) necessary to consummate such Sales Transaction.

4.

On or before February 29, 2024, to the extent a Sales Transaction is to be consummated, the Loan Parties shall have consummated such Sales Transaction in accordance with the terms of the Purchase Agreement; provided that such date may be extended by the Administrative Agent (in its sole discretion) for one (1) forty-five day period, solely to the extent that the Loan Parties have otherwise complied with the terms of the Purchase Agreement and all other definitive documents for such Sales Transaction in all material respects and all other events and actions necessary for the consummation of such Sales Transaction have occurred other than the receipt of regulatory or other approval of a governmental unit (if applicable) or the expiry of any applicable notice period with respect to shareholder consents necessary for the occurrence of the closing date for such Sales Transaction; provided further that the Loan Parties shall have received the consent of at least a majority of the shareholders of BNED on or prior to February 29, 2024.

For the avoidance of doubt, the Loan Parties’ failure to satisfy any of the covenants set forth in this Schedule 1.06 shall not constitute a Default or an Event of Default, and shall only constitute an Accommodation Period Termination Event.